Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of ______, 2022 ("Effective Date"), is entered into by and between TREES Corporation, a Colorado corporation (the "Company"), and Allyson Feiler, an individual ("Employee").

WHEREAS, the Company wishes to employ Employee and Employee wishes to be employed by the Company in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Employment.

(a)	Effective as of the Effective Date, Employee is hereby employed with the Company as the Chief Marketing Officer. Employee shall report to the Chief Executive Officer of the Company.

(b)

The term of this Agreement (“Term”) shall be a period of two (2) years from the Effective Date, and shall automatically renew for successive one-year periods thereafter unless either party delivers written notice of non-renewal to the other party not less than 90 days prior to the expiration of the Term then in effect.

2.	Position and Duties.

(a)

During Employee's employment with the Company, Employee shall serve as Chief Marketing Officer and shall have such duties and authority commensurate with such position and as shall be assigned to her from time to time by the Chief Executive Officer.  Without limiting the generality of the foregoing, Employee shall be responsible for, among other matters, any and all marketing and related matters, as well as such other matters as may be assigned to Employee.

(b)

Employee shall devote her reasonable best efforts, business time and attention (except for permitted vacation periods, maternity leave, reasonable periods of illness or other incapacity) to the business and affairs of the Company. Employee shall perform her duties, responsibilities and functions to the Company in good faith in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's general employment policies and practices, as they may be amended from time to time; provided, that when the terms of this Agreement conflict with such general employment policies or practices, this Agreement shall control. So long as Employee is employed by the Company, Employee shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation that materially interfere with Employee’s employment or with her performance hereunder; provided, that Employee may engage in those activities set forth in Section 8(a).

3.

Base Salary. Employee's base salary shall be $225,000 per annum and shall be subject to increase from time to time in the Board's sole discretion (the “Base Salary”), which salary shall be paid by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time); but not less frequently than semi-monthly during the Term.

4.	Employee Benefits.

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(a)

Insurance and Employee Programs. During Employee's employment with the Company, Employee shall be eligible for all employee benefit programs (including any retirement plan, life insurance, group medical and dental, and short-term disability policies, plan and programs) established and maintained for the benefit of the Company's employees of comparable rank and status as Employee, subject to the provisions of such plans and programs.

(b)

One-time Bonus.  In addition to the Base Salary, Employee shall be entitled to a one-time bonus in an amount equal to $383,071.43 (“Bonus”) within 30 business days following the completion of the transfer to the Company of the cannabis licenses held by Ancient Alternatives, LLC, Natural Alternatives for Life, LLC, GT Creations, LLC, and Mountainside Industries, LLC (the “Licenses”).  The parties hereto agree and acknowledge that $93,119.05 of the Bonus represents consideration in respect of Ancient Alternatives, LLC, $190,005.00 represents consideration in respect of Natural Alternatives for Life, LLC, $76,137.86 represents consideration in respect of GT Creations, LLC, and $23,809.52 represents consideration in respect of Mountainside Industries, LLC; and further, that no Bonus shall be payable until all of the Licenses have been transferred to the Company.

(c)

Expense Reimbursement. During Employee's employment with the Company, the Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing her duties and responsibilities under this Agreement which are consistent with the Company's documented policies in effect from time to time, subject to the Company's documented requirements with respect to reporting and documentation of such expenses.

(d)

Paid Time Off. During Employee's employment with the Company, Employee shall be entitled to paid vacation and holidays in accordance with the Company's documented policy. Employee shall also be entitled to such periods of sick leave as is customarily provided by the Company to its employees of comparable rank and status of Employee.

(e)	Withholding. All amounts payable to Employee as compensation hereunder shall be subject to all required and customary employment and income withholding obligations by the Company.

5.	Termination of Employment.

(a)

Accrued Obligations. If Employee's employment with the Company is terminated for any reason, then Employee shall be entitled to any accrued but unpaid Base Salary through the date of termination of the Employee’s employment with the Company (the “Termination Date”) and unreimbursed business expenses that are reimbursable in accordance with Section 4(b); provided, that if Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason prior to the second anniversary of the Effective Date, then, in addition to the payment set forth in the first sentence of this Section 5(a), the Employee shall be entitled to receive continued Base Salary for a period equal to the remainder of the time period between the Termination Date and the second anniversary of the Effective Date, payable in equal installments in accordance with the Company’s policy, but in any event no less frequently than monthly, which shall commence on the first regular payroll date following the Termination Date.  Employee expressly agrees and acknowledges that, other than with respect to any payments under (i) the first sentence of this Section 5(a), (ii) Section 5(b), or (iii) applicable law, order or regulation, no termination of Employee’s employment for any reason following the second anniversary of the Effective Date shall trigger any obligation for any further payments to Employee whatsoever.

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(b)

Termination of Employee Benefits. Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination of Employee's employment with the Company and all of Employee's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of Employee’s employment with the Company (other than vested retirement or other benefits accrued on or prior to the termination of Employee's employment with the Company, including, without limitation, any vested rights under any equity plan of the Company or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). All such salary, bonuses, employee benefits or compensation shall be deemed unearned and all conditions for any right to receive such payments shall be deemed unsatisfied.

(c)

Definition of Cause. For purposes of this Agreement, "Cause" shall be determined by the Board and shall mean with respect to Employee one or more of the following: (i) Employee's breach of her covenants contained in this Agreement, in any material respect, or any breach of fiduciary duty owed to the Company, which breach with respect only to breach of covenants remains substantially uncured for fifteen (15) or more days after Employee's receipt of written notice from the Company of such breach; (ii) Employee's willful failure or refusal to perform the duties and responsibilities lawfully required to be performed by Employee under the terms of this Agreement, which failure or refusal to perform remains substantially uncured for fifteen (15) or more days after Employee's receipt of written notice from the Company of such failure or refusal to perform; (iii) Employee’s failure to follow the directives of the Board in any material respect, which breach remains substantially uncured for fifteen (15) or more days after Employee's receipt of written notice from the Company of such breach; (iv) Employee's documented gross negligence or willful misconduct in the performance of her duties on behalf of the Company; (v) Employee's commission of an act constituting common law fraud or a felony or the commission of any other act or omission involving misappropriation, embezzlement, dishonesty, or theft with respect to the Company; (vi) Employee’s material failure to follow or comply with any documented policies or procedures of the Company as may be in effect from time to time, which material failure to follow or comply remains substantially uncured for fifteen (15) or more days after Employee's receipt of written notice from the Company of such material failure to follow or comply; or (vi) any willful or intentional act or omission materially aiding or abetting a competitor or supplier of the Company to the disadvantage or detriment of the Company.

(d)

Definition of Disability. For purposes of this Agreement, “Disability” shall mean Employee's inability to perform her duties and responsibilities, with reasonable accommodation, as provided herein due to physical or mental disability or sickness extending for, or reasonably expected to extend for, greater than one hundred and eighty (180) days in any twelve-month period.

(e)

Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the reduction of Employee’s Base Salary; (ii) the assignment to Employee of any duties negatively inconsistent in any respect of Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities in any material respect, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (iii) the relocation of Employee’s normal principal place of work to more than 50 miles from the Employee’s principal office location; (iv) the Company’s material failure to follow or comply with any documented policies or procedures of the Company with respect to Employee as may be in effect from time to time, which material failure to follow or comply remains substantially uncured for fifteen (15) or more days after the Company’s receipt of written notice

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from Employee of such material failure to follow or comply; or (v) the Company’s material breach of this Agreement, including but not limited to the obligation to make any payments to Employee when due.

6.	Confidential Information.

(a)

Employee acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential, proprietary, and/or trade secret information. All such confidential, proprietary and trade secret information now existing or developed during the term of Employee's employment hereunder will be referred to in this Agreement as "Confidential Information." Confidential Information will be interpreted broadly to include all information of any sort (whether embodied in a tangible or intangible form) that is (i) related to the Company's business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Employee during the course of her performance under this Agreement concerning the business and affairs of the Company, information concerning acquisition opportunities in or reasonably related to the Company's business or industry of which Employee becomes aware during Employee's employment with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Employee's course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, confidential employee lists and contact information, compensation and incentive structures and strategies, confidential information concerning sales, including volumes, pricing, and margins, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Employee agrees that she shall not disclose to any unauthorized person or use for her own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) is or becomes generally known to and available for use by the public other than as a result of Employee's improper acts or omissions to act, (ii) is required to be disclosed pursuant to any applicable law, regulation or court order, (iii) is independently developed by Employee, or (iv) is lawfully acquired by Employee from sources which Employee is not aware of any prohibitions from disclosing such information[1]. Employee agrees that she shall not disclose any Confidential Information for three (3) years after her employment ends, except with respect to Trade Secrets, which shall be subject to Section 9(a) below . If requested by the Company in writing, Employee agrees to deliver to the Company or destroy, at the Employee’s discretion, at the end of Employee's employment with the Company, or at any other time during the Term that the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof and all electronic data residing on any electronic device) relating to the business of the Company (including, without limitation, all Confidential Information) that she may then possess or have under her control, provided that Employee may retain copies of Employee's personnel information, such as performance evaluations, payroll information and the like.

(b)

During Employee's employment with the Company, Employee shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Employee has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any

[1]	Note to Draft: Employee should not be on the hook for information received for which she is not aware is confidential.

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other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. Employee shall use in the performance of her duties only information that is (i) generally known and used by persons with training and experience comparable to Employee’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with the Company, Employee believes she is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Employee may have to former employers or other persons, Employee shall promptly advise the Board so that Employee’s duties can be modified appropriately.

(c)

During the Term, Employee shall promptly notify the Company of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Employee or any other person or entity of which Employee becomes aware. Employee shall, at the Company’s expense, reasonably cooperate with the Company in the procurement of any protection of the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)

Employee understands that the Company will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Employee's employment with the Company and thereafter, and without in any way limiting the provisions of Section 6(a) above, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with her work for the Company, such Third Party Information unless expressly authorized by the Board's written consent.

7.

Employee Proprietary Information Agreement. Upon reasonable request by Company, Employee shall execute a separate agreement between the parties hereto made a part hereof covering, among other things, non-disclosure and assignment of inventions; provided that any provisions of such separate agreement requiring the assignment of inventions do not apply to any invention that Employee developed entirely on her own time without using the Company’s equipment, supplies, facilities, Confidential Information, or Trade Secrets except for those inventions that result from any work performed by Employee for the Company.

8.	Non-Compete; Non-Solicitation.

(a)

In recognition of the importance to the Company of the preservation and protection of its intellectual property, name and goodwill and in consideration for employment and/or continued employment, access to or continued access to Confidential Information, training, compensation and benefits, as well as other good and valuable consideration provided by the Company to Employee, the receipt and sufficiency of which are hereby acknowledged by Employee, the parties agree that during Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company for any reason (the “Non-Compete”) Employee shall not, directly or indirectly, as a partner, joint venturer, member, lender, employer, employee, advisor, contractor, consultant, shareholder, principal or agent, engage in, control, advise with respect to, manage or furnish consulting or other services to, nor have any interest in, any Competing Business (as defined in the Asset Purchase Agreement, dated September ___, 2022, by

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and among [Green Tree Colorado, LLC], a Colorado limited liability company, or its assigns, Ancient Alternatives LLC, Natural Alternatives For Life, LLC, Mountainside Industries, LLC, Hillside Enterprises, LLC, and GT Creations, LLC, each a Colorado limited liability company) and other parties set forth therein (the “Purchase Agreement”)) within the Restricted Territory (as defined in the Purchase Agreement). The Non-Compete shall not prohibit Employee from owning outstanding stock in the Company of 5% or less of the outstanding stock of any publicly-traded corporation.

(b)

Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the geographic scope of Company's business operations and the nature of Employee's position with the Company. Employee also acknowledges that while employed by the Company, Employee will have access to information that would be valuable or useful to Company's competitors, and therefore acknowledges that the foregoing restrictions on Employee's future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee's standard of living may be reduced during the noncompetition period, and assumes and accepts any risk associated with that possibility.

(c)	Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(i)	Any contract for the purchase and sale of a business or the assets of a business;

(ii)	Any contract for the protection of trade secrets;

(iii)	Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two (2) years; and

(iv)	Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

(d)

Employee acknowledges that this Agreement is a contract for the protection of trade secrets under § 8-2-113(2)(b), and is intended to protect the Confidential Information identified above; and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of § 8-2-113(2)(d).

(e)

Employee agrees that during Employee’s employment with the Company and for two (2) years after the termination of Employee's employment with the Company for any reason, Employee shall not, without the Company's written permission, directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any of its employees, (ii) hire any person who was an employee of the Company at any time during the six (6) months preceding such hiring, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications about the Company), (iv) directly or

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indirectly acquire or attempt to acquire any business known by the Employee that the Company identified in writing as a potential acquisition target during Employee's employment with the Company (an "Acquisition Target"), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person or entity other than the Company; provided, however, that for clauses (i) and (ii) above shall not prohibit Employee from placing any general advertisements for employees and hiring individuals that respond to such general advertisements. For purposes of this Section 8(e), the term "employee" shall include consultants and independent contractors of the Company.

(f)

Employee agrees that the covenants made in this Section 8 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

9.	Trade Secrets; Remedies; Restrictions.

(a)

Employee further acknowledges and agrees with the Company that Employee's service to the Company requires the use of proprietary information, including programs, methods, techniques, and processes, that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other person who can obtain economic value from its disclosure or use (collectively, "Trade Secrets"). Employee acknowledges and agrees that the Company would be irreparably damaged if Employee were to use or disclose such Trade Secrets to third parties, including any person or entity competing with the Company or engaged in a material line of business similar to that engaged in by the Company. Employee accordingly covenants and agrees with the Company that during the period commencing on the date of this Agreement, throughout Employee's employment, and for so long as such information remains a Trade Secret under applicable law, Employee shall not, directly or indirectly, either for herself or for any other person employ, reveal or otherwise utilize or disclose Company Trade Secrets, other than for the Company. Employee further acknowledges and agrees that during the period commencing on the date of this Agreement, throughout Employee's employment, and for so long as such information remains a Trade Secret under applicable law, Employee shall keep the Company's Trade Secrets strictly confidential and not disclose them to any third parties.

(b)

In the event of the breach or a threatened breach by Employee of any of the provisions of Sections 6, 7, 8, or 9, the Company may suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event a court of competent jurisdiction determines that Employee breached or violated Sections 6, 7, 8, or 9, the periods of such restrictive covenants will be tolled until such breach or violation has been duly cured.

(c)

If, at the time of enforcement of Sections 6, 7, 8, or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing the parties hereto agree that the maximum period, scope or geographic area held reasonable by the court shall be substituted for the stated period, scope or area. Employee acknowledges that the restrictions contained in Sections 6, 7, 8, or 9 are reasonable in all respects and necessary to protect the goodwill of the businesses of the Company and that, without such protection, the Company's customer, distributor and supplier relations and competitive advantage would be adversely affected.

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10.

Employee's Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which she is bound, (ii) Employee is not a party to or bound by any other employment agreement, noncompete agreement or, except in the ordinary course of business, confidentiality agreement with any other person or entity except as disclosed in writing to the Company prior to the date hereof, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

11.

Survival. To the extent contemplated by this Agreement, the respective rights and obligations of the parties hereto shall survive and continue in full force in accordance with their terms notwithstanding the termination of Employee’s employment with the Company.

12.

Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, return receipt requested, or by facsimile transmission or electronic mail in .pdf format, to the recipient at the address below indicated:

Notices to Employee:

Allyson Feiler

3556 W 62 Ave.

Denver, CO 80221

Email: allyfeiler@gmail.com

Notices to Company:

TREES Corporation

1901 S. Navajo Avenue

Denver, CO 80223

Attention: David Fishkin, General Counsel

Email: dfishkin@treescann.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notices required or permitted hereunder shall be deemed given upon personal delivery to the appropriate address, or three (3) days after the date of mailing if sent by certified or registered mail, or one (1) day after the date of mailing if sent by overnight delivery service, or the day of transmission of such notice by facsimile or email if sent during normal business hours of the recipient, and if sent after normal business hours of the recipient then on the next business day. Each party may change its address, facsimile number or email address for receipt of notice by giving notice of the change to the other party.

13.

Modification; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the provision shall be modified to the minimum extent necessary to be valid, legal and

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enforceable. If it cannot be so modified, the provision shall be severed, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The invalidity, illegality or unenforceability of any provision shall not affect any other provision of this Agreement or any action in any other jurisdiction.

14.

Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.

No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.

Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic mail in .pdf format), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.

Successors and Assigns. Neither party shall, without the prior written consent of the other party, assign, transfer or delegate this Agreement or any of such party’s rights or obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

18.	Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, notwithstanding any state's choice-of-law rules to the contrary.

19.

Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Denver, Colorado before three (3) arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, in which case each party consents to the jurisdiction and venue of the state and federal courts located in Denver, Colorado. The reasonable attorney's fees and costs of the party ultimately prevailing in such dispute shall be borne by the other party.

20.

Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of both the Company (as approved by the Board) and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21.

Deductions/Withholdings on Behalf of Employee. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Employee's compensation or other payments from the Company or Employee's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

22.	Corporate Opportunity. During Employee's employment with the Company, Employee shall submit to

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the Board all business, commercial and investment opportunities or offers that Employee becomes aware of, whether orally or in writing, which relate to the business of the Company Business at any time during Employee's employment with the Company ("Corporate Opportunities"); provided, however, Corporate Opportunities shall not include any business, commercial or investment opportunities or offers which are related to a non-Competing Business or which are outside of the Restricted Territory. If the Company elects not to pursue a submitted Corporate Opportunity, Employee shall have the right to accept or pursue such Corporate Opportunity.  Notwithstanding anything to the contrary in this Section 22, in the event Employee receives a non-written offer or proposal, Employee need not disclose such proposal to the Company provided Employee does not pursue it, or enter into any agreement whatsoever in respect thereof.

23.

Indemnification. The Company shall indemnify the Employee to the maximum extent permitted by applicable law against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being an officer or employee of the Company.

24.

Employee's Cooperation. During Employee's employment with the Company and other than with respect to any proceeding between Employee and the Company, Employee shall, subject to the Company reimbursing Employee for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee's other permitted activities and commitments).

25.

Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, a termination of employment shall be deemed to have occurred at the time such termination constitutes a "separation from service" within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean a "separation from service." Further, if, on the date of a "separation from service" (as defined in Code Section 409A), Employee is a "specified employee" (as defined in Code Section 409A), no amounts that would constitute deferred compensation payable hereunder that are subject to Code Section 409A shall be made until the earliest date on which payment is permissible under 409A(a)(2)(B)(i) (the six (6)-month delay rule for specified employees). To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year in which such expenses were incurred by Employee, (B) any right to

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such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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[Signature page follows immediately]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TREES CORPORATION

By: ________________________________

Name

Title:

Employee:

____________________________________

Allyson Feiler